EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

GT BIOPHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	(2)	5,000,000	$2.61	$13,050,000.00	.0000927	$1,209.74
Total Offering Amounts					$13,050,000.00		$1,209.74
Total Fee Offsets							—
Net Fee Due							$1,209.74

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the GT Biopharma, Inc. 2022 Omnibus Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of our outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $2.61, the average of the high and low price of the registrant’s common stock on July 19, 2022, as reported on the Nasdaq Capital Market.